Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Bernard H. Clineburg,

Tysons Corner, Virginia

Chairman, Chief Executive Officer

May 21, 2009

or

Alice P. Frazier,

EVP, Office of the Chairman
703-584-3400

Cardinal Financial Corporation Announces Pricing of Common Stock Offering

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”) announced today that it has priced a public offering of 4 million shares of its common stock at a price to the public of $7.75 per share for total gross proceeds of $31 million. Raymond James & Associates, Inc. is serving as lead underwriter for this offering. Sandler O’Neill + Partners, L.P. and Davenport & Company LLC are also acting as underwriters.  The underwriters also have the option to purchase up to an additional 15 percent of the offered amount of common stock from us at the public offering price, less the underwriting discount and commission, within 30 days.

The net proceeds from this offering will be used for general corporate purposes, including to provide additional equity capital to the Company’s subsidiary, Cardinal Bank, to support the growth of its operations.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. A copy of the prospectus may be obtained from Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, Florida 33716 or by telephone at (727) 567-2400.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 25 conveniently located banking offices. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, and Cardinal First Mortgage, LLC, residential mortgage lending companies based in Fairfax, with six offices throughout the Washington Metropolitan region; Cardinal Trust and Investment Services, a trust division; Cardinal Wealth Services, Inc., a full-service brokerage company; and

Wilson/Bennett Capital Management, Inc., an asset management company. The Company’s stock is traded on the Nasdaq Global Select Market (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.